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                                 INFU-TECH, INC.
                                AND SUBSIDIARIES

The following are the subsidiaries of Infu-Tech, Inc. ("Infu-Tech" or the "Company").

     A.   Infu-Tech, Inc. (a Delaware corporation).

          1) Infu-Tech, Inc. (a New Jersey corporation) (formerly Temporary Nursing Services, Inc.).

          2)   Infu-Tech of Florida, Inc. (a Florida corporation).

          3)   Infu-Tech of Illinois, Inc. (a Illinois corporation).

          4)   Infu-Tech of Massachusetts, Inc. (a Massachusetts corporation).

          5)   Infu-Tech of New York, Inc. (a New York corporation).

          6)   Infu-Tech of Tennessee, Inc. (a Tennessee corporation).

          7)   Intrx Medical, Inc. (a New Jersey corporation)